EXHIBIT 99.1

Eagle Bancorp Montana Earns $1.7 Million, or $0.22 per Diluted Share, in the Second Quarter of 2024; Increases Quarterly Cash Dividend to $0.1425 Per Share

HELENA, Mont., July 23, 2024 (GLOBE NEWSWIRE) -- Eagle Bancorp Montana, Inc. (NASDAQ: EBMT), (the “Company,” “Eagle”), the holding company of Opportunity Bank of Montana (the “Bank”), today reported net income of $1.7 million, or $0.22 per diluted share, in the second quarter of 2024, compared to $1.9 million, or $0.24 per diluted share, in the preceding quarter, and $2.0 million, or $0.26 per diluted share, in the second quarter of 2023. In the first six months of 2024, net income was $3.6 million, or $0.46 per diluted share, compared to $5.3 million, or $0.67 per diluted share, in the first six months of 2023.

Eagle’s board of directors increased its quarterly cash dividend to $0.1425 per share on July 22, 2024. The dividend will be payable September 6, 2024, to shareholders of record August 16, 2024. The current dividend represents an annualized yield of 4.27% based on recent market prices.

“We produced solid second quarter results, fueled by disciplined loan growth, pristine credit quality metrics and net interest margin expansion, compared to the previous quarter,” said Laura F. Clark, President and CEO. “We continue to attract high quality loans, achieving loan growth of 6.8% year-over-year, even in the current rate environment. Additionally, the increase in loan yields more than offset the increase in funding costs, contributing to net interest margin expansion for the second consecutive quarter. We are one of three publicly traded financial institutions based in Montana, and with our strong deposit franchise and healthy capital levels we are well positioned to continue to grow in our markets.”

Second Quarter 2024 Highlights (at or for the three-month period ended June 30, 2024, except where noted):

  Net income was $1.7 million, or $0.22 per diluted share, in the second quarter of 2024, compared to $1.9 million, or $0.24 per diluted share, in the preceding quarter, and $2.0 million, or $0.26 per diluted share, in the second quarter a year ago.
  Net interest margin (“NIM”) was 3.41% in the second quarter of 2024, an eight basis point improvement compared to 3.33% in the preceding quarter, and a six basis point contraction compared to 3.47% in the second quarter a year ago.
  Revenues (net interest income before the provision for credit losses, plus noninterest income) were $19.9 million in the second quarter of 2024, compared to $19.2 million in the preceding quarter and $21.5 million in the second quarter a year ago.
  The accretion of the loan purchase discount into loan interest income from acquisitions was $304,000 in the second quarter of 2024, compared to accretion on purchased loans from acquisitions of $118,000 in the preceding quarter.
  Total loans increased 6.8% to $1.52 billion, at June 30, 2024, compared to $1.42 billion a year earlier, and increased 1.3% compared to $1.50 billion at March 31, 2024.
  Total deposits increased 2.6% to $1.62 billion at June 30, 2024, compared to $1.58 billion a year earlier, and decreased 1.0% compared to $1.64 billion at March 31, 2024.
  The allowance for credit losses represented 1.11% of portfolio loans and 330.8% of nonperforming loans at June 30, 2024, compared to 1.09% of portfolio loans and 156.7% of nonperforming loans at June 30, 2023.
  The Company’s available borrowing capacity was approximately $374.5 million at June 30, 2024.

	June 30, 2024
(Dollars in thousands)	Borrowings Outstanding	Remaining Borrowing Capacity
Federal Home Loan Bank advances	$195,050	$245,326
Federal Reserve Bank discount window	-	29,222
Federal Reserve Bank Term Funding Program	20,000	-
Correspondent bank lines of credit	-	100,000
Total	$215,050	$374,548

  The Company paid a quarterly cash dividend in the second quarter of $0.14 per share on June 7, 2024, to shareholders of record May 17, 2024.

Balance Sheet Results

Eagle’s total assets increased 3.7% to $2.10 billion at June 30, 2024, compared to $2.02 billion a year ago, and increased 1.1% compared to $2.08 billion three months earlier. The investment securities portfolio totaled $306.9 million at June 30, 2024, compared to $326.0 million a year ago, and $311.2 million at March 31, 2024.

Eagle originated $60.6 million in new residential mortgages during the quarter and sold $53.2 million in residential mortgages, with an average gross margin on sale of mortgage loans of approximately 3.01%. This production compares to residential mortgage originations of $50.4 million in the preceding quarter with sales of $43.6 million and an average gross margin on sale of mortgage loans of approximately 3.25%. Mortgage volumes remain low as rates have continued to be elevated relative to rates on existing mortgages.

Total loans increased $96.0 million, or 6.8%, compared to a year ago, and $20.4 million, or 1.3%, from three months earlier. Commercial real estate loans increased 8.6% to $627.3 million at June 30, 2024, compared to $577.7 million a year earlier. Commercial real estate loans were comprised of 67.1% non-owner occupied and 32.9% owner occupied at June 30, 2024. Agricultural and farmland loans increased 6.4% to $279.5 million at June 30, 2024, compared to $262.8 million a year earlier, as the Company continues to build expertise in agricultural lending. Residential mortgage loans increased 17.7% to $157.1 million, compared to $133.4 million a year earlier. Commercial loans increased 11.3% to $143.6 million, compared to $129.1 million a year ago. Commercial construction and development loans decreased 13.3% to $137.4 million, compared to $158.5 million a year ago. Home equity loans increased 16.0% to $93.2 million, residential construction loans increased 1.4% to $50.2 million, and consumer loans decreased 3.1% to $29.1 million, compared to a year ago.

“Our deposit mix continues to shift towards higher yielding deposits due to the higher interest rate environment. However, the increase in our overall cost of deposits has slowed, and we anticipate deposit rates will continue to stabilize over the next several quarters,” said Miranda Spaulding, CFO.

Total deposits increased 2.6% to $1.62 billion at June 30, 2024, compared to $1.58 billion at June 30, 2023, and decreased 1.0% compared to $1.64 billion at March 31, 2024. Noninterest-bearing checking accounts represented 24.7%, interest-bearing checking accounts represented 13.0%, savings accounts represented 13.6%, money market accounts comprised 22.2% and time certificates of deposit made up 26.5% of the total deposit portfolio at June 30, 2024. Time certificates of deposit include $26.2 million in brokered certificates at June 30, 2024, compared to $15.1 million at June 30, 2023, and $50.0 million at March 31, 2024. The average cost of total deposits was 1.70% in the second quarter of 2024, compared to 1.62% in the preceding quarter and 1.05% in the second quarter of 2023. The estimated amount of uninsured deposits at both June 30, 2024 and March 31, 2024, was approximately $284.0 million, or 17% of total deposits.

Shareholders’ equity was $170.2 million at June 30, 2024, compared to $162.7 million a year earlier and $168.9 million three months earlier. Book value per share was $21.23 at June 30, 2024, compared to $20.37 a year earlier and $21.07 three months earlier. Tangible book value per share, a non-GAAP financial measure calculated by dividing shareholders’ equity, less goodwill and core deposit intangible, by common shares outstanding, was $16.25 at June 30, 2024, compared to $15.19 a year earlier and $16.05 three months earlier.

Operating Results

“Our NIM expanded eight basis points during the second quarter compared to the preceding quarter, boosted by growth and higher yields on interest earning assets in addition to a slowdown in cost of funds expansion,” said Clark. “We anticipate continued improvement in our cost of funds as we continue through this rate cycle.”

Eagle’s NIM was 3.41% in the second quarter of 2024, compared to 3.33% in the preceding quarter, and a six basis-point contraction compared to 3.47% in the second quarter a year ago. The interest accretion on acquired loans totaled $304,000 and resulted in a seven basis-point increase in the NIM during the second quarter of 2024, compared to $118,000 and a three basis-point increase in the NIM during the preceding quarter. Funding costs for the second quarter of 2024 were 2.78%, compared to 2.67% in the first quarter of 2024 and 2.06% in the second quarter of 2023. Average yields on interest earning assets for the second quarter of 2024 increased to 5.64%, compared to 5.47% in the first quarter of 2024 and 5.06% in the second quarter a year ago. For the first six months of 2024, the NIM was 3.37% compared to 3.66% for the first six months of 2023.

Net interest income, before the provision for credit losses, increased 2.7% to $15.6 million in the second quarter of 2024, compared to $15.2 million in the first quarter of 2024, and increased 2.4% compared to $15.3 million in the second quarter of 2023. Year-to-date, net interest income decreased 2.7% to $30.8 million, compared to $31.7 million in the same period one year earlier.

Revenues for the second quarter of 2024 increased 3.8% to $19.9 million, compared to $19.2 million in the preceding quarter and decreased 7.3% compared to $21.5 million in the second quarter a year ago. In the first six months of 2024, revenues were $39.1 million, compared to $42.6 million in the first six months of 2023. The decrease compared to the first six months a year ago was largely due to lower volumes in mortgage banking activity.

Total noninterest income increased 8.0% to $4.3 million in the second quarter of 2024, compared to $4.0 million in the preceding quarter, and decreased 31.2% compared to $6.2 million in the second quarter a year ago. Net mortgage banking income, the largest component of noninterest income, totaled $2.4 million in the second quarter of 2024, compared to $2.2 million in the preceding quarter and $3.9 million in the second quarter a year ago. This decrease compared to the second quarter a year ago was largely driven by a decline in net gain on sale of mortgage loans. This was impacted by mortgage margin compression and lower loan volumes. In the first six months of 2024, noninterest income decreased 24.4% to $8.2 million, compared to $10.9 million in the first six months of 2023. Net mortgage banking income decreased 33.6% to $4.6 million in the first six months of 2024, compared to $6.9 million in the first six months of 2023. These decreases were driven by a decline in net gain on sale of mortgage loans.

Eagle’s second quarter noninterest expense increased 1.6% to $17.3 million, compared to $17.0 million in the preceding quarter and decreased 7.9% compared to $18.8 million in the second quarter a year ago. Lower salaries and employee benefits contributed to the decrease compared to the year ago quarter. In the first six months of 2024, noninterest expense decreased 2.8% to $34.3 million, compared to $35.3 million in the first six months of 2023.

For the second quarter of 2024, the Company recorded an income tax expense of $444,000. This compared to an income tax expense of $370,000 in the preceding quarter and income tax expense of $344,000 in the second quarter of 2023. The effective tax rate for the second quarter of 2024 was 20.3%, compared to 14.6% for the second quarter of 2023. The year-to-date effective tax rate was 18.3% for 2024 compared to 20.9% for the same period in 2023.

Credit Quality

During the second quarter of 2024, Eagle recorded a provision for credit losses of $412,000. This compared to a $135,000 recapture to its provision for credit losses in the preceding quarter and a $319,000 provision for credit losses in the second quarter a year ago. The allowance for credit losses represented 330.8% of nonperforming loans at June 30, 2024, compared to 227.6% three months earlier and 156.7% a year earlier. Nonperforming loans were $5.1 million at June 30, 2024, $7.2 million at March 31, 2024, and $9.9 million a year earlier.

Net loan charge-offs totaled $2,000 in the second quarter of 2024, compared to net loan recoveries of $65,000 in the preceding quarter and net loan recoveries of $151,000 in the second quarter a year ago. The allowance for credit losses was $16.8 million, or 1.11% of total loans, at June 30, 2024, compared to $16.4 million, or 1.10% of total loans, at March 31, 2024, and $15.6 million, or 1.09% of total loans, a year ago.

Capital Management

The ratio of tangible common shareholders’ equity (shareholders’ equity, less goodwill and core deposit intangible) to tangible assets (total assets, less goodwill and core deposit intangible) was 6.33% at June 30, 2024, from 6.12% a year ago and 6.32% three months earlier. As of June 30, 2024, the Bank’s regulatory capital was in excess of all applicable regulatory requirements and is deemed well capitalized. The Bank’s Tier 1 capital to adjusted total average assets was 9.92% as of June 30, 2024.

About the Company

Eagle Bancorp Montana, Inc. is a bank holding company headquartered in Helena, Montana, and is the holding company of Opportunity Bank of Montana, a community bank established in 1922 that serves consumers and small businesses in Montana through 29 banking offices. Additional information is available on the Bank’s website at www.opportunitybank.com. The shares of Eagle Bancorp Montana, Inc. are traded on the NASDAQ Global Market under the symbol “EBMT.”

Forward Looking Statements

This release may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and may be identified by the use of such words as "believe," “will” "expect," "anticipate," "should," "planned," "estimated," and "potential." These forward-looking statements include, but are not limited to statements of our goals, intentions and expectations; statements regarding our business plans, prospects, mergers, growth and operating strategies; statements regarding the asset quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. These factors include, but are not limited to, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements; general economic conditions and political events, either nationally or in our market areas, that are worse than expected including the ability of the U.S. Congress to increase the U.S. statutory debt limit, as needed, as well as the impact of the 2024 U.S. presidential election; the emergence or continuation of widespread health emergencies or pandemics including the magnitude and duration of the COVID-19 pandemic, including but not limited to vaccine efficacy and immunization rates, new variants, steps taken by governmental and other authorities to contain, mitigate and combat the pandemic, adverse effects on our employees, customers and third-party service providers, the increase in cyberattacks in the current work-from-home environment, the ultimate extent of the impacts on our business, financial position, results of operations, liquidity and prospects, continued deterioration in general business and economic conditions could adversely affect our revenues and the values of our assets and liabilities, lead to a tightening of credit and increase stock price volatility, and potential impairment charges; the impact of continuing adverse developments affecting the U.S. banking industry, including the associated impact of any regulatory changes or other mitigation efforts taken by governmental agencies in response thereto; the possibility that future credit losses may be higher than currently expected due to changes in economic assumptions, customer behavior, adverse developments with respect to U.S. economic conditions and other uncertainties, including the impact of supply chain disruptions, inflationary pressures and labor shortages on economic conditions and our business; an inability to access capital markets or maintain deposits or borrowing costs; competition among banks, financial holding companies and other traditional and non-traditional financial service providers; loan demand or residential and commercial real estate values in Montana; the concentration of our business in Montana; our ability to continue to increase and manage our commercial real estate, commercial business and agricultural loans; the costs and effects of legal, compliance and regulatory actions, changes and developments, including the initiation and resolution of legal proceedings (including any securities, bank operations, consumer or employee litigation); inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments; adverse changes in the securities markets that lead to impairment in the value of our investment securities and goodwill; other economic, governmental, competitive, regulatory and technological factors that may affect our operations; our ability to implement new technologies and maintain secure and reliable technology systems including those that involve the Bank’s third-party vendors and service providers; cyber incidents, or theft or loss of Company or customer data or money; our ability to appropriately address social, environmental, and sustainability concerns that may arise from our business activities; the effect of our recent or future acquisitions, including the failure to achieve expected revenue growth and/or expense savings, the failure to effectively integrate their operations, the outcome of any legal proceedings and the diversion of management time on issues related to the integration.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. All information set forth in this press release is current as of the date of this release and the company undertakes no duty or obligation to update this information.

Use of Non-GAAP Financial Measures

In addition to results presented in accordance with generally accepted accounting principles utilized in the United States, or GAAP, the Financial Ratios and Other Data contains non-GAAP financial measures. Non-GAAP financial measures include: 1) core efficiency ratio, 2) tangible book value per share and 3) tangible common equity to tangible assets. The Company uses these non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and performance trends, and to enhance investors’ overall understanding of such financial performance. In particular, the use of tangible book value per share and tangible common equity to tangible assets is prevalent among banking regulators, investors and analysts.

The numerator for the core efficiency ratio is calculated by subtracting acquisition costs and intangible asset amortization from noninterest expense. Tangible assets and tangible common shareholders’ equity are calculated by excluding intangible assets from assets and shareholders’ equity, respectively. For these financial measures, our intangible assets consist of goodwill and core deposit intangible. Tangible book value per share is calculated by dividing tangible common shareholders’ equity by the number of common shares outstanding. We believe that this measure is consistent with the capital treatment by our bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios and present this measure to facilitate the comparison of the quality and composition of our capital over time and in comparison, to our competitors.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. Further, the non-GAAP financial measure of tangible book value per share should not be considered in isolation or as a substitute for book value per share or total shareholders’ equity determined in accordance with GAAP, and may not be comparable to a similarly titled measure reported by other companies. Reconciliation of the GAAP and non-GAAP financial measures are presented below.

Balance Sheet
(Dollars in thousands, except per share data)		(Unaudited)
	June 30,	March 31,	June 30,
	2024	2024	2023

Assets:
Cash and due from banks	$22,361	$19,479	$21,878
Interest bearing deposits in banks	1,401	1,438	1,116
Total cash and cash equivalents	23,762	20,917	22,994
Securities available-for-sale, at fair value	306,869	311,227	325,964
Federal Home Loan Bank ("FHLB") stock	10,136	8,449	10,099
Federal Reserve Bank ("FRB") stock	4,131	4,131	4,131
Mortgage loans held-for-sale, at fair value	10,518	9,612	22,381
Loans:
Real estate loans:
Residential 1-4 family	157,053	157,414	133,437
Residential 1-4 family construction	50,228	45,026	49,516
Commercial real estate	627,326	632,452	577,736
Commercial construction and development	137,427	147,740	158,519
Farmland	142,353	140,246	139,290
Other loans:
Home equity	93,213	90,418	80,333
Consumer	29,118	29,677	30,065
Commercial	143,641	137,640	129,084
Agricultural	137,134	116,775	123,503
Total loans	1,517,493	1,497,388	1,421,483
Allowance for credit losses	(16,830)	(16,410)	(15,560)
Net loans	1,500,663	1,480,978	1,405,923
Accrued interest and dividends receivable	13,195	12,038	11,194
Mortgage servicing rights, net	15,614	15,738	15,501
Assets held for sale, at cost	257	-	323
Premises and equipment, net	98,397	97,643	88,760
Cash surrender value of life insurance, net	48,529	48,218	47,520
Goodwill	34,740	34,740	34,740
Core deposit intangible, net	5,168	5,514	6,648
Other assets	26,976	26,869	27,101
Total assets	$2,098,955	$2,076,074	$2,023,279

Liabilities:
Deposit accounts:
Noninterest bearing	$400,113	$408,781	$432,463
Interest bearing	1,218,752	1,226,818	1,145,904
Total deposits	1,618,865	1,635,599	1,578,367
Accrued expenses and other liabilities	35,804	34,950	32,002
FHLB advances and other borrowings	215,050	177,540	191,260
Other long-term debt, net	59,074	59,037	58,925
Total liabilities	1,928,793	1,907,126	1,860,554

Shareholders' Equity:
Preferred stock (par value $0.01 per share; 1,000,000 shares
authorized; no shares issued or outstanding)	-	-	-
Common stock (par value $0.01; 20,000,000 shares authorized;
8,507,429 shares issued; 8,016,784, 8,016,784 and 7,988,132
shares outstanding at June 30, 2024, March 31, 2024 and
June 30, 2023, respectively	85	85	85
Additional paid-in capital	108,962	108,893	109,345
Unallocated common stock held by Employee Stock Ownership Plan	(4,297)	(4,440)	(4,870)
Treasury stock, at cost (490,645, 490,645 and 519,297 shares at
June 30, 2024, March 31, 2024 and June 30, 2023, respectively)	(11,124)	(11,124)	(11,574)
Retained earnings	97,413	96,797	93,462
Accumulated other comprehensive loss, net of tax	(20,877)	(21,263)	(23,723)
Total shareholders' equity	170,162	168,948	162,725
Total liabilities and shareholders' equity	$2,098,955	$2,076,074	$2,023,279

Income Statement		(Unaudited)		(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2024	2024	2023	2024	2023
Interest and dividend income:
Interest and fees on loans	$22,782	$21,942	$19,137	$44,724	$36,874
Securities available-for-sale	2,631	2,724	2,949	5,355	5,792
FRB and FHLB dividends	264	247	161	511	268
Other interest income	145	29	25	174	46
Total interest and dividend income	25,822	24,942	22,272	50,764	42,980
Interest expense:
Interest expense on deposits	6,884	6,548	4,155	13,432	6,615
FHLB advances and other borrowings	2,625	2,497	2,179	5,122	3,321
Other long-term debt	681	683	674	1,364	1,352
Total interest expense	10,190	9,728	7,008	19,918	11,288
Net interest income	15,632	15,214	15,264	30,846	31,692
Provision (recapture) for credit losses	412	(135)	319	277	598
Net interest income after provision (recapture) for credit losses	15,220	15,349	14,945	30,569	31,094

Noninterest income:
Service charges on deposit accounts	428	400	527	828	866
Mortgage banking, net	2,417	2,177	3,864	4,594	6,914
Interchange and ATM fees	640	563	641	1,203	1,218
Appreciation in cash surrender value of life insurance	320	288	503	608	783
Net gain (loss) on sale of available-for-sale securities	-	-	2	-	(222)
Net gain on sale/disposal of premises and equipment	24	-	70	24	83
Other noninterest income	440	524	597	964	1,233
Total noninterest income	4,269	3,952	6,204	8,221	10,875

Noninterest expense:
Salaries and employee benefits	10,273	9,718	11,084	19,991	20,777
Occupancy and equipment expense	2,104	2,099	2,071	4,203	4,144
Data processing	1,382	1,525	1,572	2,907	2,784
Advertising	316	253	309	569	590
Amortization	348	369	397	717	815
Loan costs	412	398	464	810	909
FDIC insurance premiums	284	299	393	583	561
Professional and examination fees	423	484	592	907	1,076
Other noninterest expense	1,765	1,888	1,908	3,653	3,667
Total noninterest expense	17,307	17,033	18,790	34,340	35,323

Income before provision for income taxes	2,182	2,268	2,359	4,450	6,646
Provision for income taxes	444	370	344	814	1,389
Net income	$1,738	$1,898	$2,015	$3,636	$5,257

Basic earnings per common share	$0.22	$0.24	$0.26	$0.46	$0.67
Diluted earnings per common share	$0.22	$0.24	$0.26	$0.46	$0.67

Basic weighted average shares outstanding	7,830,925	7,824,928	7,789,559	7,827,926	7,789,872

Diluted weighted average shares outstanding	7,845,272	7,835,304	7,793,410	7,840,288	7,792,937

ADDITIONAL FINANCIAL INFORMATION		(Unaudited)
(Dollars in thousands, except per share data)	Three or Six Months Ended
	June 30,	March 31,	June 30,
	2024	2024	2023

Mortgage Banking Activity (For the quarter):
Net gain on sale of mortgage loans	$1,600	$1,414	$2,757
Net change in fair value of loans held-for-sale and derivatives	12	(173)	324
Mortgage servicing income, net	805	936	783
Mortgage banking, net	$2,417	$2,177	$3,864

Mortgage Banking Activity (Year-to-date):
Net gain on sale of mortgage loans	$3,014		$4,960
Net change in fair value of loans held-for-sale and derivatives	(161)		305
Mortgage servicing income, net	1,741		1,649
Mortgage banking, net	$4,594		$6,914

Performance Ratios (For the quarter):
Return on average assets	0.33%	0.37%	0.40%
Return on average equity	4.30%	4.67%	4.99%
Yield on average interest earning assets	5.64%	5.47%	5.06%
Cost of funds	2.78%	2.67%	2.06%
Net interest margin	3.41%	3.33%	3.47%
Core efficiency ratio*	85.22%	86.95%	85.68%

Performance Ratios (Year-to-date):
Return on average assets	0.35%		0.53%
Return on average equity	4.49%		6.49%
Yield on average interest earning assets	5.55%		4.96%
Cost of funds	2.73%		1.71%
Net interest margin	3.37%		3.66%
Core efficiency ratio*	86.06%		81.07%

* The core efficiency ratio is a non-GAAP ratio that is calculated by dividing non-interest expense, exclusive of acquisition costs and intangible asset amortization, by the sum of net interest income and non-interest income.

ADDITIONAL FINANCIAL INFORMATION
(Dollars in thousands, except per share data)

Asset Quality Ratios and Data:	As of or for the Three Months Ended
	June 30,	March 31,	June 30,
	2024	2024	2023

Nonaccrual loans	$4,012	$5,231	$9,561
Loans 90 days past due and still accruing	1,076	1,979	369
Total nonperforming loans	5,088	7,210	9,930
Other real estate owned and other repossessed assets	4	-	-
Total nonperforming assets	$5,092	$7,210	$9,930

Nonperforming loans / portfolio loans	0.34%	0.48%	0.70%
Nonperforming assets / assets	0.24%	0.35%	0.49%
Allowance for credit losses / portfolio loans	1.11%	1.10%	1.09%
Allowance for credit losses/ nonperforming loans	330.78%	227.60%	156.70%
Gross loan charge-offs for the quarter	$12	$1	$55
Gross loan recoveries for the quarter	$10	$66	$206
Net loan charge-offs (recoveries) for the quarter	$2	$(65)	$(151)

	June 30,	March 31,	June 30,
	2024	2024	2023
Capital Data (At quarter end):
Common shareholders' equity (book value) per share	$21.23	$21.07	$20.37
Tangible book value per share**	$16.25	$16.05	$15.19
Shares outstanding	8,016,784	8,016,784	7,988,132
Tangible common equity to tangible assets***	6.33%	6.32%	6.12%

Other Information:
Average investment securities for the quarter	$306,207	$314,129	$343,634
Average investment securities year-to-date	$310,168	$314,129	$344,330
Average loans for the quarter ****	$1,513,313	$1,499,293	$1,407,316
Average loans year-to-date ****	$1,506,303	$1,499,293	$1,387,153
Average earning assets for the quarter	$1,837,418	$1,830,316	$1,766,706
Average earning assets year-to-date	$1,833,867	$1,830,316	$1,745,870
Average total assets for the quarter	$2,077,448	$2,066,579	$1,998,957
Average total assets year-to-date	$2,072,013	$2,066,579	$1,973,167
Average deposits for the quarter	$1,625,882	$1,625,770	$1,580,343
Average deposits year-to-date	$1,625,826	$1,625,770	$1,592,879
Average equity for the quarter	$161,533	$162,637	$161,534
Average equity year-to-date	$162,084	$162,637	$161,910

** The tangible book value per share is a non-GAAP ratio that is calculated by dividing shareholders' equity, less goodwill and core deposit intangible, by common shares outstanding.
*** The tangible common equity to tangible assets is a non-GAAP ratio that is calculated by dividing shareholders'
equity, less goodwill and core deposit intangible, by total assets, less goodwill and core deposit intangible.
**** Includes loans held for sale

Reconciliation of Non-GAAP Financial Measures

Core Efficiency Ratio		(Unaudited)		(Unaudited)
(Dollars in thousands)	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2024	2024	2023	2024	2023
Calculation of Core Efficiency Ratio:
Noninterest expense	$17,307	$17,033	$18,790	$34,340	$35,323
Intangible asset amortization	(348)	(369)	(397)	(717)	(815)
Core efficiency ratio numerator	16,959	16,664	18,393	33,623	34,508

Net interest income	15,632	15,214	15,264	30,846	31,692
Noninterest income	4,269	3,952	6,204	8,221	10,875
Core efficiency ratio denominator	19,901	19,166	21,468	39,067	42,567

Core efficiency ratio (non-GAAP)	85.22%	86.95%	85.68%	86.06%	81.07%

Tangible Book Value and Tangible Assets	(Unaudited)
(Dollars in thousands, except per share data)	June 30,	March 31,	June 30,
	2024	2024	2023
Tangible Book Value:
Shareholders' equity	$170,162	$168,948	$162,725
Goodwill and core deposit intangible, net	(39,908)	(40,254)	(41,388)
Tangible common shareholders' equity (non-GAAP)	$130,254	$128,694	$121,337

Common shares outstanding at end of period	8,016,784	8,016,784	7,988,132

Common shareholders' equity (book value) per share (GAAP)	$21.23	$21.07	$20.37

Tangible common shareholders' equity (tangible book value)
per share (non-GAAP)	$16.25	$16.05	$15.19

Tangible Assets:
Total assets	$2,098,955	$2,076,074	$2,023,279
Goodwill and core deposit intangible, net	(39,908)	(40,254)	(41,388)
Tangible assets (non-GAAP)	$2,059,047	$2,035,820	$1,981,891

Tangible common shareholders' equity to tangible assets
(non-GAAP)	6.33%	6.32%	6.12%

Contacts:  Laura F. Clark, President and CEO
(406) 457-4007
Miranda J. Spaulding, SVP and CFO
(406) 441-5010